PRICING SUPPLEMENT dated August 5, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Product Supplement No. WF-1 dated May 20, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Global Medium-Term Notes, Series A

$6,125,000 Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

■  Linked to the lowest performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF (each referred to as a “Fund”)

■  Unlike ordinary debt securities, the securities do not guarantee the return of the full principal amount at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if the securities are not automatically called, whether you are repaid the principal amount of your securities at stated maturity will depend in each case on the fund closing price of the lowest performing Fund on the relevant call date or the final calculation day, as applicable. The lowest performing Fund on any call date or the final calculation day is the Fund that has the lowest performance factor on that day, calculated for each Fund as the fund closing price of that Fund on that call date or the final calculation day, as applicable, divided by its starting price. Investors should be knowledgeable about the risks associated with cryptocurrencies. Each Fund seeks to reflect generally the performance of the price of a cryptocurrency, and therefore the securities involve the significant risks of investments tracking cryptocurrencies. Ether and bitcoin have each historically exhibited high price volatility relative to more traditional asset classes and have each experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the Funds.

■  Monthly Coupon. The securities will pay a fixed coupon on a monthly basis until the earlier of stated maturity or automatic call. The coupon rate is 8.25% per annum.

■  Automatic Call. If the fund closing price of the lowest performing Fund on any of the monthly call dates beginning approximately six months after issuance is greater than or equal to its call price, the securities will be automatically called for the principal amount plus the coupon payment otherwise due. The securities will not be subject to automatic call until approximately six months after their issue date.

■  Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the principal amount at stated maturity if the fund closing price of the lowest performing Fund on the final calculation day is greater than or equal to its threshold price. If the fund closing price of the lowest performing Fund on the final calculation day is less than its threshold price, you will receive less than the principal amount of your securities and will have 1-to-1 downside exposure to the decrease in the price of that Fund in excess of 30%.

■  Investors may lose up to 70% of the principal amount.

■  The call price of each Fund is equal to 90% of its starting price.

■  The threshold price of each Fund is equal to 70% of its starting price.

■  You will not participate in any appreciation of either Fund.

■  Your return on the securities will depend solely on the performance of the Fund that is the lowest performing Fund on each call date and on the final calculation day. You will not benefit in any way from the performance of the better performing Fund. Therefore, you will be adversely affected if either Fund performs poorly, even if the other Fund performs favorably.

■  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-8 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■  No dividends

■  No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PS-5 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the product supplement no. WF-1 dated May 20, 2025, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-13 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-8 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$19.75	$980.25
Total	$6,125,000.00	$120,968.75	$6,004,031.25
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $963.20 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-7 of this pricing supplement.
(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of $19.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $19.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $14.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.
(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Terms of the Securities

Issuer:	Barclays Bank PLC
The iShares® Ethereum Trust ETF(the “ETHA Fund”) and the iShares® Bitcoin Trust ETF (the “IBIT Fund”) (each referred to as a “Fund,” and collectively as the “Funds”)
Market Measures[1]:	Market Measure	Bloomberg Ticker Symbol	Starting Price(a)	Call Price(b)	Threshold Price(c)
	ETHA Fund	ETHA UQ<Equity>	$14.48	$13.032	$10.136
	IBIT Fund	IBIT UQ<Equity>	$36.74	$33.066	$25.718
(a) With respect to each Fund, the fund closing price of that Fund on the pricing date (b) With respect to each Fund, 90% of its starting price (c) With respect to each Fund, 70% of its starting price
Pricing Date:	August 5, 2026
Issue Date:	August 10, 2026
Final Calculation Day[2]:	August 7, 2029
Stated Maturity Date[2]:	August 10, 2029
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Coupon Payment:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate.

Each “coupon payment” will be calculated per security as follows:

($1,000 × coupon rate) / 12

Any coupon payments will be rounded to the nearest cent, with one-half cent rounded upward.

Any return on the securities will be limited to the sum of your coupon payments, even if the fund closing price of the lowest performing Fund on any call date or the final calculation day significantly exceeds its starting price. You will not participate in any appreciation of either Fund.

Coupon Payment Dates[2]:	Monthly, on the 10th day of each month, commencing September 2026 and ending July 2029, and on the stated maturity date, provided that if a coupon payment date is not a business day, the coupon payment required to be made on that coupon payment date will be made on the next succeeding business day, and provided further that, if a call date is postponed with respect to one or more Funds, the coupon payment date immediately following that originally scheduled call date will be three business days after the latest call date, as postponed. If a coupon payment date is postponed, the coupon payment will be made on that coupon payment date as postponed with the same force and effect as if it had been made on the originally scheduled coupon payment date, with no additional amount accruing or payable as a result of the postponement.
Coupon Rate:	The “coupon rate” is 8.25% per annum.
Automatic Call:

If the fund closing price of the lowest performing Fund on any of the call dates is greater than or equal to its call price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the coupon payment otherwise due. The securities will not be subject to automatic call until approximately six months after the issue date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates[2]:	Monthly, on the third scheduled business day prior to each coupon payment date scheduled to occur from February 2027 to July 2029
Call Settlement Date:	The coupon payment date immediately following the applicable call date

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the coupon payment otherwise due). The “maturity payment amount” per security will equal:

• if the ending price of the lowest performing Fund on the final calculation day is greater than or equal to its threshold price: $1,000; or

• if the ending price of the lowest performing Fund on the final calculation day is less than its threshold price:

$1,000 × (performance factor of the lowest performing Fund on the final calculation day + buffer amount)

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Fund on the final calculation day is less than its threshold price, you will lose up to 70% of the principal amount of your securities at stated maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Lowest Performing Fund:	For any call date or the final calculation day, the “lowest performing Fund” will be the Fund with the lowest performance factor on that day.
Buffer Amount:	30.00%
Performance Factor:	With respect to a Fund on any call date or the final calculation day, its fund closing price on that day divided by its starting price.
Fund Closing Price[1]:	With respect to each Fund, “fund closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of each Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Ending Price[1]:	The “ending price” of a Fund will be its fund closing price on the final calculation day.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06749JC90 / US06749JC904

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of $19.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $19.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $14.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

1 If the shares of a Fund are de-listed or if a Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of that Fund. In addition, in the case of certain events related to a Fund, the calculation agent may adjust any variable, including but not limited to, the starting price, ending price, call price, threshold price and fund closing price of that Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Fund. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

2 If a call date or the final calculation day is not a trading day with respect to either Fund, that day for each Fund will be postponed to the next succeeding day that is a trading day with respect to each Fund. A call date or the final calculation day will also be postponed for either Fund if a market disruption event occurs with respect to that Fund on that day as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” in the accompanying product supplement. In addition, a coupon payment date or the stated maturity date will be postponed if that day is not a business day or if the immediately preceding call date or the final calculation day, as applicable, is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.” The maturity date may be accelerated under certain circumstances as set forth in the accompanying prospectus supplement and as described under “Supplemental Terms of the Securities” in this pricing supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these securities are a part and the product supplement no. WF-1 dated May 20, 2025. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement or product supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated May 20, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006260/dp229046_424b2-wf1.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Supplemental Terms of the Securities

Acceleration Upon a Liquidation Event or Distribution-in-Kind Event

Notwithstanding anything to the contrary under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Anti-Dilution Adjustments Relating to a Fund; Alternate Calculation — Liquidation Events” in the accompanying product supplement, if (i) a liquidation event (as defined in the accompanying product supplement) occurs with respect to a Fund and the calculation agent determines, in its sole discretion, that no successor fund (as defined in the accompanying product supplement) is available or (ii) a Distribution-in-Kind Event occurs with respect to a Fund, then the calculation agent may in its sole discretion accelerate the maturity date to the fourth business day after the date on which the value of the securities is determined by the calculation agent as described below. In the event of such an acceleration, the amount payable in respect of the securities on the maturity date as so accelerated will be the value of the securities as of the termination date (or, if the calculation agent determines in its sole discretion that another day is more appropriate, such other day), as determined by the calculation agent in its sole discretion by reference to, among other things, the value of any embedded options or other derivatives.

The “termination date” means (1) in the case of an event under clause (i) of the preceding paragraph, the date of the liquidation event; or (2) in the case of a Distribution-in-Kind Event, the earlier of (a) the date of the liquidation, termination, modification or distribution, as applicable, and (b) the date of the first public announcement by the sponsor of the applicable Fund of an intention to cause any such event (or, in each case, if that date is not a scheduled trading day, the immediately preceding scheduled trading day).

With respect to the securities, a “Distribution-in-Kind Event” shall occur with respect to a Fund if (i) the Fund is liquidated or otherwise terminated, (ii) the Fund is modified in any respect to permit the distribution of digital assets to holders of shares of the Fund, (iii) digital assets are distributed to holders of shares of the Fund or (iv) a public announcement is made with respect to the Fund of an intention to cause any of the foregoing to occur.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

•	You do not anticipate that the ending price of the lowest performing Fund on the final calculation day will be less than its threshold price, and you are willing and able to accept the risk that, if it is, you will lose up to 70% of the principal amount of your securities at stated maturity.

•	You are willing and able to accept the individual market risk of each Fund and you understand that poor performance by either Fund over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Fund.

•	You are willing and able to forgo participation in any appreciation of either Fund, and you understand that any return on your investment will be limited to the coupon payments payable on the securities.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to any rights with respect to the Funds or the assets held by the Funds.

•	You are willing and able to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to stated maturity if the securities are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the securities.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that provides for the full repayment of principal at stated maturity.

•	You anticipate that the ending price of the lowest performing Fund on the final calculation day will be less than its threshold price, or you are unwilling or unable to accept the risk that, if it is, you will lose up to 70% of the principal amount of your securities at stated maturity.

•	You are unwilling or unable to accept the individual market risk of each Fund or the risk that poor performance by either Fund over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Fund.

•	You seek exposure to any upside performance of the Funds or you seek an investment with a return that is not limited to the coupon payments payable on the securities.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to rights with respect to the Funds or the assets held by the Funds.

•	You are unwilling or unable to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to stated maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the securities.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Funds, please see the sections titled “The iShares® Ethereum Trust ETF” and “The iShares® Bitcoin Trust ETF” below.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Determining Payment at Maturity

On the stated maturity date, if the securities have not been automatically called prior to the stated maturity date, you will receive (in addition to the coupon payment otherwise due) a cash payment per security (the maturity payment amount) calculated as described below.

Step 1: Determine which Fund is the lowest performing Fund on the final calculation day. The lowest performing Fund on the final calculation day is the Fund that has the lowest performance factor on the final calculation day, calculated for each Fund as its ending price divided by its starting price.

Step 2: Calculate the maturity payment amount based on the ending price of the lowest performing Fund on the final calculation day, as follows:

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the coupon payment otherwise due) for a range of hypothetical performances of the lowest performing Fund on the final calculation day from its starting price to its ending price, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price of the lowest performing Fund on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Fund is not relevant to your return on the securities.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Funds or their Underlying Assets (as defined under “The iShares® Ethereum Trust ETF” and “The iShares® Bitcoin Trust ETF” below). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Up To 70% Of The Principal Amount Of Your Securities At Stated Maturity — We will not repay you a fixed amount on your securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the principal amount, depending on the ending price of the lowest performing Fund on the final calculation day.

If the ending price of the lowest performing Fund on the final calculation day is less than its threshold price, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the price of the lowest performing Fund in excess of the buffer amount, resulting in a loss of 1% of the principal amount for every 1% decline in the lowest performing Fund in excess of the buffer amount. The threshold price for each Fund is 70% of its starting price. As a result, you may lose up to 70% of the principal amount of your securities at stated maturity, even if the price of the lowest performing Fund on the final calculation day is greater than or equal to its starting price or its threshold price at certain times during the term of the securities.

Even if the ending price of the lowest performing Fund on the final calculation day is greater than its threshold price, the maturity payment amount will not exceed the principal amount, and your yield on the securities, taking into account the coupon payments you have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays Bank PLC or another issuer with a similar credit rating.

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Either Fund Performs Poorly, Even If The Other Fund Performs Favorably — You are subject to the full risks of each Fund. If either Fund performs poorly, you will be negatively affected, even if the other Fund performs favorably. The securities are not linked to a basket composed of the Funds, where the better performance of one Fund could offset the poor performance of the other Fund. Instead, you are subject to the full risks of whichever Fund is the lowest performing Fund on each call date and the final calculation day. As a result, the securities are riskier than an alternative investment linked to only one of the Funds or linked to a basket composed of each Fund. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Fund.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Fund On The Final Calculation Day From Its Starting Price In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of Either Fund — Even though you will be fully exposed to a decline in the price of the lowest performing Fund on the final calculation day in excess of the buffer amount if its ending price is below its threshold price, you will not participate in any increase in the price of either Fund over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments you receive. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of either or both of the Funds.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Call Date And The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Fund — Your return on the securities will depend solely on the performance of the Fund that is the lowest performing Fund on each call date and the final calculation day. Although it is necessary for each Fund to close at or above its threshold price on the final calculation day in order for you to be repaid the principal amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Fund. The securities may underperform an alternative investment linked to a basket composed of the Funds, since in such case the performance of the better performing Fund would be blended with the performance of the lowest performing Fund, resulting in a better return than the return of the lowest performing Fund alone.

•	Higher Coupon Rates Are Associated With Greater Risk — The securities offer coupon payments at a higher rate than the fixed rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose up to 70% of the principal amount at maturity. The volatility of the Funds and the correlation between the Funds are important factors affecting this risk. Volatility is a measure of the degree of variation in the prices of the Funds over a period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. The correlation of a pair of Funds represents a statistical measurement of the degree to which the returns of those Funds are similar to each other over a given period in terms of timing and direction. Greater expected volatility of the Funds or lower expected correlation between the Funds as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the ending price of at least one Fund will be less than its threshold price such that you will lose

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

up to 70% of the principal amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose up to 70% of the principal amount at maturity.

•	You Will Be Subject To Reinvestment Risk — If your securities are automatically called, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. Because the call price with respect to each Fund is less than its starting price, the securities are more likely to be automatically called than if the call price with respect to each Fund were set equal to its starting price.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Funds — The correlation of a pair of Funds represents a statistical measurement of the degree to which the returns of those Funds are similar to each other over a given period in terms of timing and direction. By investing in the securities, you assume the risk that the returns of the Funds will not be correlated. The less correlated the Funds, the more likely it is that at least one of the Funds will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Funds to perform poorly; the performance of the better performing Fund is not relevant to your return on the securities. It is impossible to predict what the relationship between the Funds will be over the term of the securities. The Funds represent different assets, and those assets may not perform similarly over the term of the securities.

•	Any Payment On The Securities (Other Than Fixed Coupons) Will Be Determined Based On The Fund Closing Prices Of The Funds On The Dates Specified — Any payment on the securities (other than fixed coupons) will be determined based on the fund closing prices of the Funds on the dates specified. You will not benefit from any more favorable values of the Funds determined at any other time.

•	Owning The Securities Is Not The Same As Owning Either Or Both Of The Funds Or The Assets Held By The Funds — The return on your securities may not reflect the return you would realize if you actually owned either or both of the Funds or the assets held by the Funds. As a holder of the securities, you will not have any rights that holders of the Funds or the assets held by the Funds would have.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of either Fund will rise or fall. There can be no assurance that the ending price of either Fund will not be less than its threshold price. The price of each Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect that Fund and the assets held by that Fund. You should be willing to accept the downside risks associated with equities in general and each Fund in particular, and the risk of losing up to 70% of the principal amount.

•	Tax Treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Funds

•	The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Asset As Well As Its Net Asset Value Per Share — Each Fund does not fully replicate the performance of its Underlying Asset due to the fees and expenses charged by that Fund or by restrictions on access to its Underlying Asset due to other circumstances. Each Fund does not generate any income, and as each Fund regularly sells its Underlying Asset to pay for ongoing expenses, the amount of its Underlying Asset represented by each share gradually declines over time. Each Fund sells its Underlying Asset to pay expenses on an ongoing basis irrespective of whether the trading price of its shares rises or falls in response to changes in the price of its Underlying Asset. The sale by a Fund of its Underlying Asset to pay expenses at a time of low prices for its Underlying Asset could adversely affect the value of the securities. Additionally, there is a risk that part or all of a Fund’s holdings in its Underlying Asset could be lost, damaged or stolen. Access to a Fund’s Underlying Asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of a Fund and its Underlying Asset. In addition, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of a Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, a Fund’s Underlying Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. Because the securities are linked to the performance of each Fund and not its Underlying Asset, the return on your securities may be less than that of an alternative investment linked directly to each Fund’s Underlying Asset.

•	The Securities Are Subject To Risks Relating To Cryptocurrencies — The ETHA Fund offers exposure to ether, and the IBIT Fund offers exposure to bitcoin, and therefore the securities have indirect exposure to cryptocurrencies.

Use of cryptocurrency in the retail and commercial marketplace is relatively limited. Cryptocurrencies generally operate without central authority or banks and are not backed by any government or organized governing body. Cryptocurrencies are new and novel products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about cryptocurrencies is limited, as ownership of cryptocurrency is semi-anonymous and the supply of accessible cryptocurrency is unknown.

Cryptocurrencies are an emerging asset class, and regulation is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Global legislative and regulatory developments may adversely impact the use, storage, transfer, exchange and value of cryptocurrencies. In addition, uncertainty about the legal classification of cryptocurrencies, and the difficulties in verifying the ownership of cryptocurrency, may affect the enforceability and protection of interests in cryptocurrencies. These legal and regulatory risks may adversely impact the value of an investment that provides exposure to cryptocurrencies and, in turn, may have an adverse effect on the value of and return on the securities.

Cryptocurrencies are susceptible to theft, loss, destruction and fraud. Trading, lending and custodianship of cryptocurrencies, and dealing platforms such as cryptocurrency exchanges, are relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. The technology on which cryptocurrencies operate is also still developing, and is therefore susceptible to various types of attacks, including the risk of dealing platforms such as cryptocurrency exchanges not operating or permanently shutting down due to fraud, technical glitches, hackers or malware. Any such events that negatively affect cryptocurrencies may impact the performance of an investment that provides exposure to cryptocurrencies and, in turn, the value of and return on the securities.

Competition from other cryptocurrencies could adversely affect the value of ether and/or bitcoin. Political or economic crises may motivate large-scale sales of cryptocurrencies, which could result in a reduction in the prices of ether and/or bitcoin and adversely affect an investment in the securities. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, cryptocurrencies may lead to decreased interest in or use of cryptocurrencies, which could adversely affect the value of an investment that provides exposure to cryptocurrencies and therefore the value of and return on the securities.

Cryptocurrencies are subject to high, and sometimes extreme, volatility. The high volatility associated with cryptocurrencies may adversely affect the value of an investment that provides exposure to cryptocurrencies and, in turn, may adversely affect the value of the securities. The lack of liquidity in the cryptocurrency market may also affect the ability to buy or sell ether and/or bitcoin and, as

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

a result, impact the value of an investment that provides exposure to ether and/or bitcoin and, in turn, the value of and return on the securities.

Cryptocurrencies and their related products are highly risky. The risks of investing in securities that reference an investment that provides exposure to cryptocurrencies are different from the risks associated with traditional financial products and markets. Before investing in the securities, you should carefully consider the nature and risks of the Funds and ether and bitcoin and evaluate whether securities that reference the Funds are suitable for you in the light of your financial situation, investment experience, investment objectives and other relevant circumstances.

•	Each Fund Has A Limited Trading History — The ETHA Fund began trading on The Nasdaq Stock Market on July 23, 2024, and the IBIT Fund began trading on The Nasdaq Stock Market on January 11, 2024, and therefore each Fund has limited historical performance. Past performance should not be considered indicative of future performance.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events with a view to preserving the relative investment risks of the securities. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of a Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	Adjustments To A Fund Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity Or Result In The Securities Being Accelerated — The investment adviser of a Fund (a “fund sponsor”) may add, delete or substitute the component assets held by that Fund or make changes to its investment strategy. In addition, if the shares of a Fund are de-listed or if a Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to that Fund or, if no successor fund is available, the maturity date of the securities may be accelerated for a payment determined by the calculation agent. If no successor fund is available and we elect not to accelerate the securities, the calculation agent will calculate the value to be used as the fund closing price of that Fund. In addition, if a Distribution-in-Kind Event (as defined under “Supplemental Terms of the Securities” above) occurs with respect to a Fund, the maturity date may be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the relevant Fund and, consequently, the value of the securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. However, if we elect not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement, as supplemented by “Supplemental Terms of the Securities” above.

•	We And Our Affiliates Have No Affiliation With Either Fund Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with either fund sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the applicable Fund. We have derived the information about the fund sponsors and the Funds contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into each Fund and the fund sponsors. The fund sponsors will not be involved in the offering of the securities made hereby in any way, and the fund sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

•	The Historical Performance Of The Funds Is Not An Indication Of Their Future Performance — The historical performance of the Funds should not be taken as an indication of the future performance of the Funds. It is impossible to predict whether the fund closing prices of the Funds will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the prices of the Funds are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Fund and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Funds or the assets held by the Funds. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any prices of the Funds and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying product supplement and under “—Risks Relating to the Funds” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Funds on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Funds;

•	correlation (or lack of correlation) of the Funds;

•	the time to maturity of the securities;

•	the market prices of the assets held by the Funds;

•	interest and yield rates in the market generally;

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is lower than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the principal amount of your securities plus the coupon payment otherwise due on the applicable call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Fund on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security (excluding the coupon payment otherwise due). The performance factor of the lowest performing Fund on the final calculation day is calculated as its ending price divided by its starting price.

Hypothetical performance factor of lowest performing Fund on final calculation day	Hypothetical maturity payment amount per security
175.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
69.00%	$990.00
60.00%	$900.00
50.00%	$800.00
40.00%	$700.00
25.00%	$550.00
0.00%	$300.00

The above figures do not take into account coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity (excluding the final contingent coupon payment); any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending price of the lowest performing Fund on the final calculation day. The performance of the better performing Fund is not relevant to your return on the securities.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Hypothetical Maturity Payment Amount

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting price, threshold price and ending prices for each Fund indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting price or threshold price. The hypothetical starting price of $100.00 for each Fund has been chosen for illustrative purposes only and does not represent the actual starting price for either Fund. The actual starting price and threshold price for each Fund are set forth under “Terms of the Securities” above. For historical closing prices of the Funds, see the historical information set forth under the sections titled “The iShares® Ethereum Trust ETF” and “The iShares® Bitcoin Trust ETF” below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending price of the lowest performing Fund on the final calculation day is greater than its starting price, and the maturity payment amount is equal to the principal amount of your securities at maturity.

	ETHA Fund	IBIT Fund
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$135.00	$145.00
Hypothetical threshold price:	$70.00	$70.00
Performance factor (ending price divided by starting price):	135.00%	145.00%

Step 1: Determine which Fund is the lowest performing Fund on the final calculation day.

In this example, the ETHA Fund has the lowest performance factor and is, therefore, the lowest performing Fund on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing Fund on the final calculation day.

Since the hypothetical ending price of the lowest performing Fund on the final calculation day is greater than its hypothetical threshold price, the maturity payment amount would equal the principal amount. Although the hypothetical ending price of the lowest performing Fund on the final calculation day is significantly greater than its hypothetical starting price in this scenario, the maturity payment amount will not exceed the principal amount.

In addition to the coupon payments received prior to the stated maturity date, on the stated maturity date you would receive $1,000.00 per security as well as the coupon payment otherwise due.

Example 2. The ending price of the lowest performing Fund on the final calculation day is less than its starting price but greater than its threshold price, and the maturity payment amount is equal to the principal amount of your securities at maturity.

	ETHA Fund	IBIT Fund
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$115.00	$90.00
Hypothetical threshold price:	$70.00	$70.00
Performance factor (ending price divided by starting price):	115.00%	90.00%

Step 1: Determine which Fund is the lowest performing Fund on the final calculation day.

In this example, the IBIT Fund has the lowest performance factor and is, therefore, the lowest performing Fund on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing Fund on the final calculation day.

Since the hypothetical ending price of the lowest performing Fund on the final calculation day is greater than its hypothetical threshold price, you would be repaid the principal amount of your securities at maturity.

In addition to the coupon payments received prior to the stated maturity date, on the stated maturity date you would receive $1,000.00 per security as well as the coupon payment otherwise due.

Example 3. The ending price of the lowest performing Fund on the final calculation day is less than its threshold price, and the maturity payment amount is less than the principal amount of your securities at maturity.

	ETHA Fund	IBIT Fund
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$40.00	$120.00
Hypothetical threshold price:	$70.00	$70.00

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

	ETHA Fund	IBIT Fund
Performance factor (ending price divided by starting price):	40.00%	120.00%

Step 1: Determine which Fund is the lowest performing Fund on the final calculation day.

In this example, the ETHA Fund has the lowest performance factor and is, therefore, the lowest performing Fund on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing Fund on the final calculation day.

Since the hypothetical ending price of the lowest performing Fund on the final calculation day is less than its hypothetical threshold price, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to $700.00 per security, calculated as follows:

$1,000 × (performance factor of the lowest performing Fund on the final calculation day + buffer amount)

= $1,000 × (40.00% + 30.00%)

= $700.00

In addition to the coupon payments received prior to the stated maturity date, on the stated maturity date you would receive $700.00 per security as well as the coupon payment otherwise due.

These examples illustrate that you will not participate in any appreciation of either Fund but will have 1-to-1 downside exposure to a decrease in the lowest performing Fund on the final calculation day in excess of the buffer amount if the ending price of the lowest performing Fund on the final calculation day is less than its threshold price, even if the ending price of the other Fund has appreciated or has not declined below its threshold price.

To the extent that the starting price, threshold price and ending price of the lowest performing Fund on the final calculation day differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

The iShares® Ethereum Trust ETF

All information contained in this pricing supplement regarding the iShares® Ethereum Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the ETHA Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock ETHA Fund Advisors, a California corporation that is a wholly-owned subsidiary of BlackRock, Inc., is the trustee of the ETHA Fund. The Bank of New York Mellon is the cash custodian of the ETHA Fund and Coinbase Custody Trust Company, LLC is the ether custodian of the ETHA Fund. The ETHA Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “ETHA.”

The ETHA Fund seeks to reflect generally the performance of the price of ether (with respect to the ETHA Fund, the “Underlying Asset”) before the payment of its expenses and liabilities. The assets of the ETHA Fund consist primarily of ether held by the ether custodian on behalf of the ETHA Fund. The ETHA Fund issues blocks of shares in exchange for deposits of ether or cash. The shares of the ETHA Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in ether. The shares of the ETHA Fund represent units of fractional undivided beneficial interest in and ownership of the ETHA Fund. The ETHA Fund is a passive investment vehicle that does not seek to generate returns beyond tracking the price of ether, and the sponsor of the ETHA Fund does not actively manage the ether held by the ETHA Fund. The trustee of the ETHA Fund sells ether held by the ETHA Fund to pay the ETHA Fund’s expenses on an as-needed basis irrespective of then-current ether prices.

Currently, the ETHA Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the ETHA Fund and is payable at least quarterly in arrears. The trustee of the ETHA Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell ether in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the ETHA Fund not assumed by iShares Delaware. As a result of the recurring sales of ether necessary to pay the ETHA Fund sponsor’s fee and the ETHA Fund expenses or liabilities not assumed by the ETHA Fund sponsor, the net asset value of the ETHA Fund and, correspondingly, the fractional amount of ether represented by each share will decrease over the life of the ETHA Fund. New deposits of ether, received in exchange for additional new issuances of shares by the ETHA Fund, do not reverse this trend.

Information provided to or filed with the SEC by the ETHA Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-275583 and 001-42166, respectively, through the SEC’s website at http://www.sec.gov. The ETHA Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The ETHA Fund is not a commodity pool for purposes of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the ETHA Fund should not be taken as an indication of the future performance of the ETHA Fund. Future performance of the ETHA Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the ETHA Fund during the term of the securities, including on any of the call dates or the final calculation day. We cannot give you assurance that the performance of the ETHA Fund will not result in a loss on your initial investment.

The following graph sets forth daily closing prices of the ETHA Fund for the period from July 23, 2024 to August 5, 2026. The ETHA Fund began regular trading on The Nasdaq Stock Market on July 23, 2024 and therefore has limited performance history. The closing price on August 5, 2026 was $14.48. The closing prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

* The dotted line indicates the threshold price of 70% of the starting price of the ETHA Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Ether

Ether is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the ethereum network. The value of ether, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to ether are protected through public-key cryptography. The supply of ether is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Unlike certain digital assets, such as bitcoin, there is no hard cap on the supply of ether. Units of ether, called tokens, are treated as fungible. Ether and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the ethereum network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “validators”), (2) developers who propose improvements to the ethereum network’s underlying protocol and the software that enforces the protocol and (3) users who choose what ethereum network software to run.

Ether was released in 2015 and, as a result, there is little data on its long-term investment potential. Ether is not backed by a government-issued legal tender or any other currency or asset. Ether is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. The ethereum network has undergone a number of significant changes since its release, including the transition from a proof-of-work consensus mechanism (where network participants engaged in prescribed, complex mathematical calculations to add blocks containing transactions to the blockchain) to a proof-of-stake consensus mechanism. Under the proof-of-stake consensus mechanism, validators risk or “stake” their ether to compete to be randomly selected to validate transactions and are rewarded ether in proportion to the amount of ether staked. Malicious activity, such as validating multiple blocks, disagreeing with the eventual consensus or otherwise violating protocol rules, can result in the forfeiture of a portion of the staked ether. The ETHA Fund is not permitted to stake its ether and is therefore not generating income or other earnings from staking. To the extent the ETHA Fund were to begin staking its ether, such staking may introduce new risks involving security risks, regulatory risks and operational risks.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

The iShares® Bitcoin Trust ETF

According to publicly available information, the IBIT Fund is an exchange-traded fund that seeks to reflect generally the performance of the price of bitcoin (with respect to the IBIT Fund, the “Underlying Asset”) before the payment of the IBIT Fund’s expenses and liabilities. All information contained in this pricing supplement regarding the iShares® Bitcoin Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the IBIT Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock IBIT Fund Advisors, a wholly owned subsidiary of BlackRock, Inc., is the trustee of the IBIT Fund. Coinbase Custody Trust Company, LLC is the custodian of the IBIT Fund’s bitcoin holdings, and The Bank of New York Mellon is the custodian of the IBIT Fund’s cash holdings and the administrator of the IBIT Fund. The IBIT Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “IBIT.”

The IBIT Fund issues shares representing fractional undivided beneficial interests in its net assets. The assets of the IBIT Fund consist primarily of bitcoin held by a custodian on behalf of the IBIT Fund. The IBIT Fund issues blocks of shares in exchange for deposits of bitcoin and distributes bitcoin in connection with the redemption of blocks of shares. The shares of the IBIT Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin. The IBIT Fund is a passive investment vehicle that does not seek to generate returns beyond tracking the price of bitcoin, and the sponsor of the IBIT Fund does not actively manage the bitcoin held by the IBIT Fund. The trustee of the IBIT Fund sells bitcoin held by the IBIT Fund to pay the IBIT Fund’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

Currently, the IBIT Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the IBIT Fund and is payable at least quarterly in arrears. The trustee of the IBIT Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of IBIT Fund expenses or liabilities not assumed by iShares Delaware. As a result of the recurring sales of bitcoin necessary to pay iShares Delaware’s fee and IBIT Fund expenses or liabilities not assumed by iShares Delaware, the net asset value of the IBIT Fund and, correspondingly, the fractional amount of bitcoin represented by each share will decrease over the life of the IBIT Fund. New deposits of bitcoin, received in exchange for additional new issuances of shares by the IBIT Fund, do not reverse this trend.

Information provided to or filed with the SEC by the IBIT Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-272680 and 001-41914, respectively, through the SEC’s website at http://www.sec.gov. The IBIT Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The IBIT Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg without independent verification. The historical performance of the IBIT Fund should not be taken as an indication of the future performance of the IBIT Fund. Future performance of the IBIT Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the IBIT Fund during the term of the securities, including on any of the call dates or the final calculation day. We cannot give you assurance that the performance of the IBIT Fund will not result in a loss on your initial investment.

The following graph sets forth daily closing prices of the IBIT Fund for the period from January 11, 2024 to August 5, 2026. The IBIT Fund began regular trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited performance history. The closing price on August 5, 2026 was $36.74. The closing prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

* The dotted line indicates the threshold price of 70% of the starting price of the IBIT Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Bitcoin

Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can be bitcoin enthusiasts but increasingly are professional mining operations that design and build dedicated machines and data centers as the computing power required to solve the problem continues to increase significantly.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Fund, secured by a cash deposit equal to the initial issue price of the security (the “Deposit”), as shown below. If this treatment is respected, only a portion of each coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the securities, you agree to treat the securities for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected if you are a U.S. holder, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including redemption upon an automatic call or at maturity). Assuming that you are an initial purchaser of securities purchasing the securities at the initial issue price for cash, (i) if your securities are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment — not including the coupon payment otherwise due — at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity — not including the coupon payment otherwise due — that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the coupon payment otherwise due).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the securities, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of securities at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as the allocation of the purchase price of the securities between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Payment rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
8.25%	4.97%	3.28%

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 10, 2029

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the securities (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.